Exhibit 99.1

Contact: Will Seippel
          Chief Financial Officer
          404-525-7272


          AIRGATE PCS, INC. RECEIVES NASDAQ staff determination letter
           Company plans to appeal delist notice for continued listing

ATLANTA  (February  3,  2003) -  AirGate  PCS,  Inc.  (NASDAQ/NM:  PCSA),  a PCS
affiliate of Sprint, today announced that it has received a Nasdaq Staff Determination letter dated January 28, 2003, indicating that because of the
Company's failure to regain compliance with the minimum $1.00 bid price per share requirement for continued listing contained in Marketplace Rule 4450(a)(5), its securities are subject to delisting from the Nasdaq National Market at the opening of business on February 6, 2003, unless it appeals this determination. Additionally, Nasdaq has determined that the Company does not comply with the minimum $10 million stockholders' equity requirement under Maintenance Standard 1, as set forth in Marketplace Rule 4450(a)(3), or the market value of publicly held shares and minimum bid requirement under Maintenance Standard 2, as set forth in Marketplace Rule 4450(b)(3) and (4), for continued listing on The Nasdaq National Market.

The Company intends to file an appeal and request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Until the Panel reaches its decision, AirGate's common stock will remain listed and will continue to trade on the Nasdaq National Market.

About AirGate PCS

AirGate PCS, Inc., including its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within seven states located in the Southeastern and Midwestern United States. The territories include over 14.5 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest PCS Affiliates of Sprint.

About Sprint

Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 75,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies

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